FOR IMMEDIATE RELEASE

GoDaddy Announces Changes to Board of Directors

Independent Chair Chuck R. Robel to Retire

Board of Directors Selects Brian Sharples as Next Independent Chair

TEMPE, Ariz., September 29, 2022 /PRNewswire/ -- GoDaddy Inc. (NYSE: GDDY), the company that empowers everyday entrepreneurs, today announced that Chuck Robel has decided to retire from the Board of Directors (the “Board”) as of the Company’s 2023 annual meeting stockholders.

Mr. Robel has served on the Board since May 2014 and has served as Chair of the Board since 2015. He will continue to serve through a transition period to ensure a smooth transfer of the role of Chair of the Board to Brian Sharples, who has served on the Board since 2016. Mr. Sharples will assume the role of Chair of the Board effective September 30, 2022. Mr. Robel will also step off of the Audit and Finance Committee on that date.

“Chuck has consistently brought tremendous insights to our Company through his deep experience in technology, finance and governance. His vision helped drive GoDaddy’s growth from its early days, and he has served as a trusted guide throughout our journey,” said Aman Bhutani, GoDaddy Chief Executive Officer and member of the Board of Directors. “On behalf of the entire GoDaddy team, I thank Chuck for his many contributions.”

Mr. Robel said, “It has been an incredible honor to serve on the Board and as Independent Chair of GoDaddy. I could not be more proud of what we have accomplished together, and I am confident the company has the right Board and management team to move confidently into its next chapter of empowering entrepreneurs everywhere. I would like to thank the thousands of GoDaddy employees who have put their hearts and souls into building the company over the years.”

Mr. Sharples added, “It has been a genuine privilege to serve on the Board of Directors with Chuck. I am excited to continue working with Aman and his team to help drive the strategic initiatives the company outlined at its Investor Day this past February.”

Mr. Robel will remain as a director until the Company’s 2023 annual stockholders’ meeting.

About GoDaddy

GoDaddy empowers entrepreneurs around the world by providing tools and support along their small business journey whether online or in-person. GoDaddy is the place people come to name their idea, build a professional website, attract customers, sell their products and services and manage their work. GoDaddy’s mission is to give customers tools, insights and personalized guidance to transform their ideas into thriving businesses. To learn more about the company, visit www.GoDaddy.com.

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Contacts
Investors
Christie Masoner
investors@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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